EXHIBIT 99.2

For Immediate Release: February 13, 2014

Occidental Petroleum Increases its Dividend and Share Repurchase Authorization

—	Annual dividend increased to $2.88 per share from $2.56 per share
—	Share repurchase authorization increased by an additional 30 million shares

LOS ANGELES, February 13, 2014 — Occidental Petroleum Corporation (NYSE:OXY) announced today that its Board of Directors has increased the Company’s dividend to an annual rate of $2.88 per share and also increased Occidental’s share repurchase program.
The Board raised the Company’s dividend by $.08 to $.72 per quarter, or an annual rate of $2.88 per share, from the previous annual rate of $2.56 per share. Occidental has now increased its dividend every year for 12 consecutive years, and a total of 13 times during that period. The total increase in the annual dividend rate from 2002 is 476 percent. The Company has paid quarterly dividends continuously since 1975.
The Board also has authorized the repurchase of an additional 30 million shares of the Company’s common stock. The share repurchase authorization remaining at the end of 2013 was 7 million shares. The program does not require purchases to be made within a particular timeframe. Share repurchases will continue to be funded from available cash from operations, excess cash on hand and proceeds from asset sales as part of the previously announced strategic review. Occidental expects to announce additional increases to its share repurchase authorization as the strategic review progresses.
“The dividend increase reflects our commitment to growing Occidental’s dividend annually, and we will continue to make share repurchases as opportunities arise,” said President and Chief Executive Officer Stephen I. Chazen. “These actions demonstrate our confidence in the Company’s financial strength and future performance.”
The $.72 per share quarterly dividend will be payable on April 15, 2014, to stockholders of record as of March 10, 2014.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Portions of this release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance.  Factors that could cause results to differ materially include, but are not limited to: reorganization or restructuring of Occidental’s operations; global commodity pricing fluctuations; supply and demand considerations for Occidental’s products; higher-than-expected costs; the regulatory approval environment; not successfully completing, or any material delay of, any field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns domestically or internationally; political conditions and events;  liability under environmental regulations including remedial actions; litigation; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk management; changes in law or regulations; or changes in tax rates. Words such as “will,” “expects,” “commitment” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information or future events or otherwise.  Material risks that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2012 Form 10-K.  Occidental posts or provides links to important information on its website at www.oxy.com.

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CONTACTS:

Occidental Petroleum Corporation

Media: Melissa E. Schoeb
310-443-6504
melissa_schoeb@oxy.com

Investors: Chris Stavros
212-603-8184
chris_stavros@oxy.com

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